Exhibit 15

CONSENT OF MARC JUTRAS

I hereby consent to the use of my name in connection with the following reports and documents, which are being filed as exhibits to and incorporated by reference into the annual report on Form 40-F of NovaGold Resources Inc. (the “Company”) being filed with the United States Securities and Exchange Commission and any document in which the annual report or Form 40-F may be incorporated by reference into and filed with the United States Securities and Exchange Commission:

  The annual information form of the Company dated March 31, 2004 for the year ended November 30, 2003, which includes reference to my name in connection with resource estimates relating to the Donlin Creek Project.

Dated at Vancouver, British Columbia, this 25th day of May, 2004.

/s/ Marc Jutras
Marc Jutras